Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	May 16, 2024

Jacobs Announces New Chief Financial Officer
Venk Nathamuni Appointed Chief Financial Officer, Effective June 3, 2024
DALLAS – Jacobs (NYSE:J) today announced the appointment of Venk Nathamuni as the company’s new Chief Financial Officer (CFO), effective June 3, 2024.
During a 30+ year career, which includes 15 years’ experience in executive-level finance and strategic leadership roles, Venk Nathamuni brings a wealth of knowledge and expertise to his new role at Jacobs. He will be responsible for overseeing Jacobs’ financial operations, enterprise-wide optimization, capital allocation and investor relations activities, and will play a significant leadership role in guiding the company’s financial and business strategy to support its long-term growth objectives and enhancing shareholder value.
Prior to joining Jacobs, he served as the CFO at Cirrus Logic (NASD:CRUS), a $6 billion global semiconductor company renowned for its cutting-edge technology solutions. During his tenure at Cirrus Logic, Nathamuni played a pivotal role in driving financial performance and executing strategic initiatives that propelled the company’s profitable growth and value creation for all stakeholders. He has also held a variety of impactful leadership positions at J.P. Morgan, Synopsys, Synplicity and QuickLogic.
“Venk’s experience is a powerful combination of deep technical knowledge and financial acumen, encompassing corporate finance, strategy, capital allocation and M&A,” said Jacobs CEO Bob Pragada. “Venk’s proven track record of strategic vision, strong business leadership, and commitment to fostering a positive culture and driving results will be invaluable as we continue to innovate and drive growth in the rapidly evolving critical infrastructure landscape. His appointment underscores our commitment to excellence and our dedication to driving value for our clients, employees and shareholders.”
Pragada continued, “I also want to take this opportunity to thank Kevin Berryman for acting as interim CFO. He will provide transitional support to Venk over the coming weeks and continue in his role as Special Advisor to the CEO to drive a successful conclusion to the separation of our Critical Mission Solutions and Cyber & Intelligence business.”
“I am excited to join the talented team at Jacobs and contribute to the company’s continued success,” said Nathamuni. “Jacobs is a formidable company and has a strong culture. I look forward to collaborating with Bob and the team to continue to drive financial excellence, operational efficiency, and a sustainable next generation of growth while contributing to the business transformation.”
Venk Nathamuni holds an MBA in Finance and Strategy from The Wharton School at University of Pennsylvania and a Master of Science in Electrical & Electronics Engineering from the State University of New York at Stony Brook and a Bachelor of Science degree in Electronics and Communications Engineering from Madurai Kamaraj University, India.
About Venk Nathamuni
Venk Nathamuni joined Cirrus Logic in 2022 as Chief Financial Officer. Prior to joining Cirrus Logic, Nathamuni served as Head of Corporate Finance, M&A, investor relations, and IT for Arista Networks. He also served for nine years with Maxim Integrated Products, Inc. where he was Vice President of M&A and corporate development and head of investor relations. He also held a variety of positions at J.P. Morgan, Synopsys, Synplicity and QuickLogic.
Detailed leadership infographic on Venk Nathamuni available here.

At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $16 billion in annual revenue and a talent force of more than 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and X.
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Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” and similar words are intended to identify forward-looking statements. We base these forward-looking statements on management's current estimates and expectations, as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements including, but not limited to, our plans to spin off and merge with Amentum our Critical Missions Solutions business and a portion of our Divergent Solutions business in a proposed transaction that is intended to be tax-free to stockholders for U.S. federal income tax purposes, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act and other legislation related to governmental spending, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the possibility of a recession or economic downturn, geopolitical events and conflicts, and the impact of any future pandemic or infectious disease outbreak, including the related reaction of governments on global and regional market conditions, among others. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Annual Report on Form 10-K, and Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Item 1 - Legal Proceedings; and Item 1A - Risk Factors in our most recently filed Quarterly Report on

Form 10-Q, as well as the company's other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

For additional information contact:

Media

Louise White, Senior Vice President, Marketing, Communications & Brand
louise.white@jacobs.com
469-724-0810

Investor Relations

Ayan Banerjee, Senior Vice President – Finance, Treasury, Investor Relations & Corporate Development
JacobsIR@jacobs.com